Exhibit (d)(39)(i)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, effective as of October 21, 2013 by and between AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (the “Manager”), and AXA Rosenberg Investment Management LLC (“AXA Rosenberg” or “Adviser”), a limited liability company organized under the laws of the State of Delaware.

WHEREAS, EQ Advisors Trust (“Trust”) is a Delaware statutory trust and is registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust’s shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with such policies and contracts, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies and for qualified retirement plans (“Qualified Plans”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is the investment manager to the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Adviser to render investment advisory and other services to the portion of the portfolio known as the AXA SmartBeta™ Equity Portfolio (“Portfolio”) that has been allocated to Adviser (“Allocated Portion”) in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, the Manager and the Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as one of the investment advisers for the Portfolio, subject to the supervision and oversight of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Allocated Portion will be maintained in the custody of a custodian (who shall be identified by the Manager in writing). The Adviser will not have custody of any securities, cash or other assets of the Allocated Portion and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising solely in reliance on instructions of the Adviser.

3.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. As an investment adviser to the Portfolio, the Adviser will coordinate the investment and reinvestment of the assets of the Allocated Portion and determine the composition of the assets of the Allocated Portion, subject always to the supervision and control of the Manager and the Trustees of the Trust.

B. As part of the services it will provide hereunder, the Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Allocated Portion or are under consideration for inclusion in the Allocated Portion;

(ii) formulate and implement a continuous investment program for the Allocated Portion;

(iii) take whatever steps are necessary to implement the investment program for the Allocated Portion by arranging for the purchase and sale of securities and other investments and issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Allocated Portion;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis as agreed by the Manager and Adviser of all material facts concerning the investment and reinvestment of the assets in the Allocated Portion, the Adviser and its key investment personnel and operations, make periodic and special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and the Adviser will attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v) provide reasonable assistance in determining the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Allocated Portion’s net asset value in accordance with procedures and methods established by the Trustees of the Trust;

(vi) provide any and all material composite performance information, records and supporting documentation about accounts the Adviser manages, if appropriate, subject to any legal, contractual or regulatory restrictions, which are relevant to the Allocated Portion and that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Allocated Portion that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent; and

(vii) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and rules under each, and all other federal and state laws or regulations applicable to the Trust and the Allocated Portion; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Manager. Prior to commencement of the Adviser’s services hereunder, the Manager shall provide the Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures adopted by the Board of Trustees. The Manager shall provide (with reasonable advance notice where necessary or appropriate) the Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D. In furnishing services hereunder, the Adviser will not consult with any other adviser to (i) the Portfolio, (ii) any other Portfolio of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio in securities or other assets. (This shall not be deemed to prohibit the Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of rule 12d3-1 of the Investment Company Act.)

E. The Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Adviser’s duties under this Agreement.

F. The Adviser will select brokers and dealers to effect all of the Allocated Portion’s transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute transactions for the Allocated Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and which have been provided to the Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Portfolio, in the name of the Allocated Portion or its nominees, the Adviser shall use its best efforts to seek to obtain for the Allocated Portion the best execution available considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Allocated Portion.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause the Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser and the Allocated Portion an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking the best execution, the Board of Trustees or the Manager may direct the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment.

H. On occasions when an Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Portion as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner such Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Allocated Portion and to its other clients over time. The Manager agrees that Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Allocated Portion. The Manager also acknowledges that Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Allocated Portion, and that Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Allocated Portion any investment that Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Allocated Portion.

I. The Adviser will maintain all accounts, books and records with respect to the Allocated Portion as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, vote proxies with respect to the Allocated Portion’s securities and exercise rights in corporate actions or otherwise in accordance with the Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Manager.

4.	COMPENSATION OF ADVISER

The Manager will pay the Adviser an advisory fee with respect to the Allocated Portion as specified in Appendix A to this Agreement. Payments shall be made to the Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Allocated Portion based on the net assets of the Allocated Portion on each day and accrued on a daily basis.

5.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Adviser nor any of its officers, members or employees (together its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser or its Affiliates with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser or its Affiliates for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or at common law, if the losses or claims arise out of or are based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Allocated Portion or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees (as defined below) for use therein. The Adviser does not make any warranty that the investment performance of the Allocated Portion will meet any particular standard, such as the performance of an index or another portfolio managed by the Adviser.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Allocated Portion, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, if the losses or claims arise out of or are based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Adviser Indemnitee for use therein.

C. Notwithstanding any other provision of this Agreement, Adviser shall not be liable to any Manager Indemnitee, the Portfolio or any of its shareholders for (i) any acts of a Manager Indemnitee or any other adviser to the Portfolio with respect to the portion of the assets of the Portfolio not allocated to Adviser under this Agreement and (ii) acts of any Adviser Indemnitee which result from or are based upon acts of a Manager Indemnitee, including, but not limited to, failure of a Manager Indemnitee to provide accurate and current information with respect to any records maintained by such Manager Indemnitee, which records are not also maintained by Adviser or, to the extent such records relate to the Allocated Portion, otherwise available to the Adviser upon reasonable request. Manager shall indemnify the Adviser Indemnitees from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of a Manager Indemnitee and any other adviser to the Portfolio with respect to the portion of the Portfolio’s assets not allocated to Adviser and with respect to any other portfolio of the Trust.

6.	REPRESENTATIONS OF MANAGER

The Manager represents, warrants and agrees that:

A.	The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Adviser the provision of investment services to the Allocated Portion as contemplated hereby.

B.	The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser with a copy of such code of ethics.

C.	The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D.	The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Manager from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Allocated Portion, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

7.	REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees as follows:

A.	The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Portfolio and the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Allocated Portion; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B.	The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, a Principal of the Adviser shall certify to the Manager that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written notice of the Manager, the Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made to the Adviser by Rule 17j-1(c)(1) and all other records directly related to the code of ethics as it pertains to the Adviser and its Access Persons (as defined in Rule 17j-1), subject to any legal or contractual regulatory restrictions.

C.	The Adviser has provided the Trust and the Manager with a copy of Part 2 of its Form ADV, which as of the date of this Agreement is Part 2 of its Form ADV as most recently filed with the Securities and Exchange Commission and promptly will furnish a copy of all material amendments to the Trust and the Manager at least annually. Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

D.	The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Allocated Portion or senior management of the Adviser, in each case, prior to or promptly after such change. The Adviser agrees to bear all reasonable expenses of the Portfolio, if any, arising out of an assignment or change in control.

E.	The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F.	The Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to is relationship with the Trust, the Allocated Portion, the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, (which may be provided with respect to a category of similar materials with appropriate guidelines for usage), except as required by rule, regulation or upon the request of a governmental authority. However, the Adviser may use the performance of the Allocated Portion in its composite performance.

8.	NON-EXCLUSIVITY

The services of the Adviser to the Manager, the Allocated Portion and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. The Adviser may at times purchase a security for the Allocated Portion while it is selling the same security for other clients, or sell a security for the Allocated Portion while it is purchasing the same security for other clients. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

9.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by such Adviser hereunder, provided that no such person shall perform any services with respect to the Allocated Portion that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto.

10.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit the Adviser to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein, provided that the Adviser may retain any such records that are required by law or regulation and provided that the Adviser shall have the right to retain a copy for the Adviser’s own records. The Manager and the Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Adviser needs to make the disclosure (e.g., to a broker-dealer) in order to perform the Adviser’s duties under this Agreement, or the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not parties to the Agreement or “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees or a majority of the outstanding voting securities of the Portfolio provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned (as defined in the Investment Company Act), or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

14.	USE OF ADVISER’S NAME

The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Adviser may review the context in which it is referred to, it being agreed that the Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15.	CONFIDENTIALITY

The Manager acknowledges that the securities holdings of the Allocated Portion constitutes information of value to the Adviser, and agrees: (1) not to use for any purpose, other than for the Manager or the Trust, or their agents, to supervise or monitor the Adviser, the holdings or other trading-related information of the Allocated Portion; and (2)

not to disclose the Allocated Portion’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties. Further, the Manager agrees that information supplied by the Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Adviser, and the Manager agrees not to disclose any of the information contained in such materials except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

16.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.

17.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Adviser without the prior written consent of the Trust and the Manager shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the key employees of Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Adviser agrees that it will notify the Trust and the Manager of any changes in its key employees within a reasonable time thereafter.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Allocated Portion.

19.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

20.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Funds Management Group, LLC

Patricia Louie, Executive Vice President and General Counsel

1290 Avenue of the Americas, 12th Floor

New York, New York 10104

For:	EQ Advisors Trust

Patricia Louie, Vice President and Secretary

1290 Avenue of the Americas, 12th Floor

New York, New York 10104

For:	AXA Rosenberg Investment Management LLC

Attn: Legal Department

4 Orinda Way

Building E

Orinda, CA 94563

21.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

22.	TRUST AND SHAREHOLDER LIABILITY

The Manager and Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Portfolio. The Manager and Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

23.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

24.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date indicated below.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		AXA ROSENBERG INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk	By:	/s/ Jeremy Baskin
	Steven M. Joenk	Name:	Jeremy Baskin
	Chairman, Chief Executive Officer and President	Title:	CEO

AXA ROSENBERG INVESTMENT MANAGEMENT

		By:	/s/ Heidi Ridley
		Name:	Heidi Ridley
		Title:	Global COO

AXA ROSENBERG INVESTMENT MANAGEMENT

		By:	/s/ Will Jump
		Name:	Will Jump
		Title:	Americas, CIO

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH

AXA ROSENBERG INVESTMENT MANAGEMENT LLC

Portfolio	Annual Advisory Fee Rate*
AXA SmartBeta™ Equity Portfolio	0.250% of the Portfolio’s average daily net assets up to and including $100 million; 0.225% of the Portfolio’s average daily net assets in excess of $100 million and up to and including $250 million; and 0.200% of the Portfolio’s daily net assets in excess of $250 million

*	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.